THIS AMENDING AGREEMENT made effective the 5th day of May, 2005.

B E T W E E N:

TWIN MINING CORPORATION,

a corporation continued under the laws of Ontario

(hereinafter called “Twin Mining”)

- and -

HELIX RESOURCES INC.,

a corporation incorporated under the laws of Ontario

(hereinafter called “Helix”)

WHEREAS Twin Mining and Helix previously entered into a Claim Purchase Agreement made as of the 15th day of December, 2000 (the “Claims Purchase Agreement”) pursuant to which Twin Mining acquired from Helix the mineral claims described therein on the terms and for the consideration therein set out;

AND WHEREAS concurrently with entering into the Claims Purchase Agreement, Twin Mining and Helix entered into a gross royalty agreement (the “Gross Royalty Agreement”) and a net profits interest agreement (the “NPI Agreement”), in each case made as of the 15th day of December, 2000;

AND WHEREAS Twin Mining and Helix wish to amend the terms of the Claims Purchase Agreement, the Gross Royalty Agreement and the NPI Agreement as hereafter set out;

THEREFORE for good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged by each party hereto, Twin Mining and Helix hereby agree as follows:

1.

All terms which are capitalized herein for other than grammatical purposes and not otherwise defined herein shall have the respective meanings as set out in the Claims Purchase Agreement.

2.

The obligations of Twin Mining pursuant to the Claims Purchase Agreement to:

(i)

pay Helix $100,000 on December 31, 2006, as set out in Section 2.03 of the Claims Purchase Agreement; and

(ii)

complete a pre-feasibility study, as set out in subsection 5.02(b) of the Claims Purchase Agreement;

are hereby eliminated and extinguished.

3.

Twin Mining hereby agrees to pay Helix $125,000 per annum (collectively, the “New Payments” and each a “New Payment”), to be due and payable on January 3rd of each calendar year, commencing on January 3, 2006.  If in any year January 3rd is not a Business Day, the said payment shall be due and payable on the first Business Day thereafter. The obligation of Twin Mining to pay the New Payments shall continue until the earlier of:

(i)

completion of production of a total of 500,000 carats of diamonds from the Claims (or any portion of the Claims) from and after the First Production Date; or

(ii)

termination of the Claims Purchase Agreement;

whereupon any its obligation to make any further New Payments shall be at an end. For greater certainty, no New Payment shall be prorated and termination of its obligation to make further New Payments shall not extinguish the liability of Twin Mining to make any New Payment then due and unpaid

4.

If any payment of a New Payment has not been paid in full to Helix when due in accordance with the provisions of section 3 hereof, Helix may give Twin Mining notice in writing of such default and, unless Helix has received such payment within twenty Business Days after receipt of such notice by Twin Mining, Twin Mining shall pay interest on the amount by which such payment is delinquent (as well as interest on interest) at a rate equal to the Prime Rate plus 3% per annum, calculated daily and compounded monthly, commencing on the date on which such delinquent amount was due and continuing until Helix receives payment in full of such delinquent amount and all accrued interest thereon.  If any payment of a New Payment required to be made by Twin Mining has not been paid within 6 months after receipt of a notice of default by Twin Mining, then Twin Mining shall be deemed to have forfeited all of its right, title and interest in and to the Claims to the benefit of Helix. The foregoing provisions of this section 4 shall apply notwithstanding any provisions of Article Six of the Claims Purchase Agreement to the contrary and the Claims Purchase Agreement is hereby amended to give effect to the foregoing.

5.

Twin Mining shall be entitled to set off one-half of the amount of the New Payments paid to Helix against any payments otherwise due pursuant to the Gross Royalty (as defined in the Gross Royalty Agreement) and pursuant to the Net Profits Interest (as defined in the NPI Agreement) and Section 3.1 of each of the Gross Royalty Agreement and the NPI Agreement is hereby amended to give effect to the foregoing.

6.

Twin Mining and Helix hereby confirm that as of the date hereof, each of the Claims Purchase Agreement, the Gross Royalty Agreement and the NPI Agreement, as amended hereby, is in good standing and is hereby ratified and confirmed in all respects, provided however that any inconsistency between this Agreement and any of the Claims Purchase Agreement, the Gross Royalty Agreement and the NPI Agreement, shall be resolved in favour of the provisions of this Agreement.

7.

This Agreement shall be binding upon and enure to the benefit of Twin Mining and Helix and their respective successors and assigns to the extent permitted under the Claims Purchase Agreement..

8.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may be delivered by counterparts transmitted by facsimile transmission.

9.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and shall be treated in all respects as an Ontario contract.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized effective as of the date first above written.

TWIN MINING CORPORATION

By: /s/ Hermann Derbuch

Hermann Derbuch

Chairman, CEO and President

HELIX RESOURCES INC.

By: /s/ Fred Tatarnic

Fred Tatarnic

President

I have authority to bind the Corporation